Exhibit 10.2

RIGHT OF FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (“Agreement”) is made and entered into as of the 6th day of April, 2005, by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“CNT”), and CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company (“Venture”).

RECITALS:

A.                                    CNT and CNT Affiliates (defined below) (collectively, “CNT Entities”) are the owners of certain parcels of real estate improved with industrial buildings (each parcel of real estate, together with the improvements located thereon, is hereinafter referred to individually as an “Existing Property”, and all of the parcels of real estate, together with the improvements located thereon, are hereinafter collectively referred to as the “Existing Properties”).

B.                                    Seller and Venture have entered into eight (8) agreements to purchase and sell properties all dated April 6, 2005 (collectively, the “Sale Agreements”).  Pursuant to one of the Sale Agreements, CNT has agreed, except as otherwise provided herein, that CNT would grant or cause the CNT Entities to grant to Venture a commercially reasonable right of first offer with respect to the purchase of the following Properties located in the JF US Territory (defined below):  (x) the Existing Properties and (y) all parcels of real estate improved with industrial properties acquired or developed by CNT or any of the CNT Affiliates after the date hereof and prior to the Outside Date (defined below), together with the improvements located thereon (each parcel of real estate so acquired, together with the improvements located thereon, is hereinafter referred to as a “Future Property”; all of the parcels of real estate so acquired, together with the improvements located thereon, are hereinafter collectively referred to as the “Future Properties”; an Existing Property and/or a Future Property are hereinafter sometimes referred to as a “Property”; and the Existing Properties and the Future Properties are hereinafter collectively referred to as the “Properties”).

C.                                    This Agreement has been entered into to satisfy CNT’s and Venture’s commercial objectives, including CNT’s redevelopment requirements and Venture’s capital raising requirements.

D.                                    In order to satisfy CNT’s agreement to grant Venture or cause to be granted to Venture, a commercially reasonable right of first offer with respect to the Properties, CNT and Venture desire to enter into this Agreement.

NOW THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and in consideration of the mutual agreements set forth in this Agreement, CNT and Venture agree as follows:

1.                                      Disposition Transactions.  If during the Term of this Agreement (defined below) any one of the CNT Entities, in its sole discretion, decides to sell any of the Properties that it owns in the JF US Territory (“Disposition Transaction”), CNT shall give written notice of said decision (“Offer

Notice”) to Venture.  CNT shall give the Offer Notice to Venture in two circumstances.  First, CNT shall, within thirty (30) days of the completion of CNT’s annual budget process during each calendar year prior to the Outside Date, give an Offer Notice to Venture (“Annual Offer Notice”).   Second, CNT shall provide Venture with an Offer Notice with respect to any Properties that it decides to sell during the Term of this Agreement that were not included in the most recent Annual Offer Notice.  Each Offer Notice shall be accompanied by a list of the Properties CNT has decided to sell, the closing dates for each of said Properties (which dates shall not be sooner than thirty (30) days after the date of the Offer Notice), and the following due diligence materials: operating statements, leases, reports relating to the physical and/or environmental condition of the applicable Properties, a statement of the estimated value of the applicable Properties from an independent industrial real estate broker with at least ten (10) years experience in the marketplace (which value shall not be binding on CNT or Venture) if in CNT’s possession, rent rolls and revenue and expense statements.  CNT and Venture shall use reasonable efforts to agree upon the format and scope of such materials, but agree that the format and scope shall be similar to the materials typically provided by CNT to Venture in connection with the Sale Agreements.

The term Disposition Transaction shall exclude any Permitted Sale (defined below).  The term “Permitted Sale” as used herein shall mean (i) any pledge or other secured lending transaction, (ii) any release or termination of liens, (iii) a sale or transfer of any of the Properties or any interest therein to a “CNT Successor” (defined below), or to one of the CNT Entities, (iv) any transaction where CNT or one of the CNT Affiliates obtains a bona fide first mortgage from an institutional lender not related to or affiliated with CNT or one of the CNT Affiliates which mortgage is a so-called “Participating Mortgage” under which the lender has a right to participate in the profits or cash flow or both of any of the Properties, (v) a sale of a Property if such Property is sold in a transaction involving the simultaneous leaseback of the entirety of such Property by CNT, one of the CNT Affiliates or a CNT Successor for a term of not less than five (5) years, (vi) a sale to a tenant or existing user of a Property, (vii) a sale or transfer of Properties which are 75% or more vacant, or (viii) sales by ventures in which CNT and any CNT Affiliates are not the sole beneficial owners (unless CNT or a CNT Affiliate has control over such venture such that it can bind it to provide a right of first offer as provided under this Agreement and holds at least a 50% equity interest in such a venture).  As used in this Agreement, the term “CNT Successor” shall mean any entity (i) which results from a merger or consolidation with CNT or (ii) which acquires all or substantially all of the assets of CNT for a legitimate business purpose.  As used herein, the term “CNT Affiliate” shall mean any entity in which CNT (i) has control over such entity such that it can bind such entity to sell property, and (ii) whose balance sheet is consolidated with the balance sheet of CNT.  As used herein, the term “JF US Territory” shall mean the Chicago Consolidated Metropolitan Statistical Area (“CMSA”) which comprises the Chicago Primary Metropolitan Statistical Area (“PMSA”) (each statistical areas compiled by the United States Office of Management and Budget of the Executive Office of the President) consisting of nine counties in northeastern Illinois (Cook, DuPage, Kane, Lake, McHenry, Will, Grundy, Kendall and De Kalb) plus two additional counties (Lake county in northwestern Indiana and Kenosha county in southeastern Wisconsin).

2.                                      Response and Bid Notices.  Within seven (7) days after CNT gives an Offer Notice to Venture (“Response Period”), Venture shall give written notice (“Response Notice”) to CNT designating which of the Properties referenced in the Offer Notice it desires to purchase. Within seven (7) days after Venture gives a Response Notice to CNT (“Bid Notice Period”), Venture shall provide a second notice (“Bid Notice”) to CNT setting forth the purchase price that Venture is willing to pay to purchase each of the Properties designated by Venture in the Response Notice as Properties it desires to purchase.  CNT may, in its sole and absolute discretion, reject the purchase price proposed by Venture for any one or more of the Properties. With respect to the Properties listed on the Response Notice that have a purchase price that has been approved by CNT, if any, CNT and Venture shall have a period of thirty (30) days, inclusive of the Bid Notice Period (“Contract Period”), to enter into an unconditional agreement to purchase and sell and perform due diligence with respect to such Properties.  The agreement to purchase and sell is intended to be substantially the same as the Sale Agreements with modification based on the Property in question. The agreement to purchase and sell shall obligate Venture to provide earnest money in the amount of one percent (1%) of the purchase price. CNT and Venture acknowledge and agree that there are material terms and conditions of any agreement to purchase and sell that remain to be negotiated and that neither CNT nor Venture shall be under any obligation to enter into an agreement to purchase and sell any of the Properties.  The Properties for which CNT has rejected the purchase price indicated in the Bid Notice and the Properties for which the purchase price indicated in the Bid Notice was approved but an agreement to purchase and sell has not been executed by CNT and Venture during the Contract Period are hereinafter collectively referred to as “ROFR Properties”.

3.                                      Right of First Refusal.  During the one (1) year period (“ROFR Period”) after a Bid Notice is given by Venture to CNT, Venture shall have a right of first refusal to purchase the ROFR Properties in accordance with the provisions of this Agreement.  CNT agrees that if it receives or delivers a bona fide letter of intent or other bona fide expression of interest in purchasing or selling any one or more of the ROFR Properties (“Letter of Intent”) that CNT has accepted, Venture shall, subject to the provisions set forth in this Section 3, have the right to purchase the applicable ROFR Properties on the same terms and conditions set forth in the Letter of Intent.  CNT shall provide a signed copy of the Letter of Intent to Venture promptly after its receipt thereof.  If Venture decides to exercise such right to purchase the ROFR Properties covered by the Letter of Intent, Venture shall give written notice to CNT within fourteen (14) days thereafter (“ROFR Exercise Period”).   This Section 3 shall not apply to any Letter of Intent received by CNT after the Outside Date.

In the event that the Letter of Intent provides for a “due diligence,” or other contingency, those same “due diligence” provisions shall be applicable to the Venture’s purchase of the ROFR Properties, but qualified as follows:  if (i) Venture did not perform any due diligence during the Contract Period with respect to the applicable ROFR Property, or if the Contract Period expired more than one-hundred eighty-two (182) days before the delivery of the notice from CNT to Venture of the accepted Letter of Intent, Venture shall be entitled to perform “due diligence” during the same period of time and upon the same terms and conditions that the purchaser may perform pursuant to the terms of the Letter of Intent, or (ii) Venture performed due diligence during the Contract Period with respect to the applicable ROFR Property, but the Contract Period expired within the preceding one hundred eighty-two (182) days, Venture shall have the right to perform due diligence upon the same terms and conditions that the purchaser may perform pursuant to the Letter of Intent with respect to the applicable ROFR Property but only during the fourteen (14) day period following the ROFR Exercise Period.

Notwithstanding the foregoing, Venture shall not have a right of first refusal to purchase any ROFR Properties if (i) the aggregate purchase price that the third party is willing to pay for the applicable ROFR Properties is 103% or more of the aggregate purchase price offered by Venture for the applicable ROFR Properties in the Bid Notice, (ii) the Letter of Intent includes ROFR Properties and other Properties which are not ROFR Properties, or (iii) the Letter of Intent relates to more than one of the ROFR Properties and Venture elects to purchase less than all of the ROFR Properties covered by the Letter of Intent.  In addition, the right of first refusal granted to Venture shall not apply to any Permitted Sale.

4.                                      Properties not Subject to the Terms of this Agreement.  The following Properties may be sold by Seller to third parties and shall not be subject to the terms of this Agreement, except as otherwise expressly provided in this Section 4:

(a)                            All Properties listed in an Offer Notice and not designated as Properties Venture desires to purchase in a Response Notice.  All such Properties may be sold to third parties within one (1) year after the last day of the Response Period, failing which said Properties shall again be subject to the terms of this Agreement.

(b)                           All Properties listed in an Offer Notice, in the event that Venture fails to issue a Response Notice within the Response Period.  All such Properties may be sold to third parties within one (1) year after the last day of the Response Period, failing which said Properties shall again be subject to the terms of this Agreement.

(c)                            All Properties listed by Venture in a Response Notice, in the event that Venture fails to deliver a Bid Notice to CNT within the Bid Notice Period.  All such Properties may be sold to third parties within one (1) year after the last day of the Bid Notice Period, failing which said Properties shall be subject to the terms of this Agreement.

(d)                           All Properties listed by Venture in a Response Notice but not listed in a Bid Notice to CNT within the Bid Notice Period.  All such Properties may be sold to third parties within one (1) year after the last day of the Bid Notice Period, failing which said Properties shall again be subject to the terms of this Agreement.

(e)                            Subject to the Venture’s rights set forth in Section 3 above, CNT or a CNT Affiliate may sell the ROFR Properties to a third party within one (1) year after the last day of the Contract Period, failing which said Properties shall again be subject to the terms of this Agreement.

(f)                              All ROFR Properties covered by a Letter of Intent, if Venture fails to exercise its right to purchase such ROFR Properties within the ROFR Exercise Period.  All such ROFR Properties may be sold to the third party purchaser under the Letter of Intent within one (1) year after the end of the ROFR Exercise Period, failing which such ROFR Properties shall again be subject to the terms of this Agreement.

With respect to all of the Properties described in this Section 4, Venture shall, at the request of any of the CNT Entities, within five (5) business days after the date of the request, execute an acknowledgment indicating that it has waived its right to purchase the Property or Properties in question, and hereby agrees to indemnify and hold CNT harmless from and against all liabilities, claims, damages, costs and expenses, including but not limited to reasonable attorneys’ fees, in the event that Venture fails to execute such an acknowledgment.

5.                                      Term of this Agreement.  The phrase “Term of this Agreement” as used herein shall mean the period of time commencing on the Effective Date (defined below) and ending on the Outside Date.  The phrase “Effective Date” as used herein shall mean the date that the Venture has acquired all of the properties to be acquired by Venture pursuant to all of the Sale Agreements, other than the “Substitute Properties” (as defined in the Sale Agreements) (said properties are hereafter collectively referred to as the “Non-Substitute Properties”).  In the event that Venture fails to acquire all of the Non-Substitute Properties as required by the Sale Agreements, other than due to the default of any one or more of the CNT Entities, this Agreement shall be null and void, and neither party shall have any liability to the other hereunder.  The phrase “Outside Date” as used herein shall mean the earlier of (i) the day preceding the third anniversary of the actual date of the last closing of the Non-Substitute Properties to take place under the Sale Agreements, (ii) the day preceding the first anniversary of the actual date of the last closing of the Non-Substitute Properties to take place under the Sale Agreements, if during the prior twelve (12) month period Venture has not acquired at least Two Hundred Million and No/100 Dollars ($200,000,000.00) of Properties (unless Seller has not proposed Disposition Transactions of at least $200,000,000.00 in such twelve (12) month period), (iii) the day preceding the second anniversary of the actual date of the last closing of the Non-Substitute Properties to take place under the Sale Agreements, if during each of the two preceding twelve (12) month periods Venture has not acquired, on average, at least Two Hundred and Fifty Million and No/100 ($250,000,000.00) of Properties during each of the two preceding twelve (12) month periods (unless Seller has not proposed, on average, Disposition Transactions of at least $250,000,000.00 during each of the two preceding twelve (12) month periods), or (iv) the date that CNT is no longer the owner of a 5% membership interest in Venture.  The date that is currently anticipated to be the date of the last closing of the Non-Substitute Properties under the Sale Agreements is February 1, 2006.  For the purposes of subsections (ii) and (iii), properties purchased under the Sale Agreements shall not be considered in making the calculations set forth in subsections (ii) and (iii).

6.                                      Notices.  Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on the date sent if scanned to a .pdf file and transmitted by e-mail (with confirmation by hard copy to follow by overnight delivery service), (iv) on the day after the notice is deposited with a nationally recognized overnight courier, or (v) upon receipt after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

Venture:	Mirvac Group Level 5, 40 Miller Street North Sydney, NSW 2060 Australia Attn: Mr. Ben Hindmarsh Fax No.: 61 2 9004 8462 E-Mail: benhindmarsh@mirvac.com.au

With a copy to:	Wildman Harrold Allen & Dixon LLP 225 W. Wacker Drive, Suite 3000 Chicago, Illinois 60606 Attn: Kathleen M. Gilligan, Esq. Fax No.: (312) 201-2555 E-Mail: gilligan@wildmanharrold.com

CNT:

c/o CenterPoint Properties Trust
1808 Swift Drive
Oak Brook, Illinois 60523
Attn: Mr. James N. Clewlow and
Mr. Michael M. Mullen
Fax No.: (630) 586-8010
E-Mail: jclewlow@centerpoint-prop.com and
mmullen@centerpoint-prop.com

With a copy to:	Weinberg Richmond LLP 333 West Wacker Drive, Suite 1800 Chicago, Illinois 60606 Attn: Mark S. Richmond, Esq. Fax No.: (312) 807-3903 E-Mail: mrichmond@wr-llp.com

7.                                      Miscellaneous.

(a)                                  Entire Agreement.  This document constitutes the sole agreement between the parties with respect to the subject matter hereof and supersedes any and all written agreements or understandings between them pertaining to the transactions contemplated herein.  No representations, warranties or inducements, express or implied, have been made by any party to any other party except as set forth herein.

(b)                                 Captions.  The captions and headings in this Agreement are for convenience only, are not a part of this Agreement and do not in any way limit or amplify the provisions hereof.

(c)                                  Modifications.  All modifications to this Agreement must be in writing and signed by CNT and Venture.

(d)                                 Successors and Assigns.  No party shall assign its rights or obligations hereunder without the written consent of the other parties, which consent may be withheld in either party’s sole discretion.  Notwithstanding the immediately preceding sentence, the Venture may assign this Agreement to an affiliate of a member of the Venture that is not in competition with CNT.  For the purposes of this Section 7(d), an entity that is in competition with CNT is an entity that is primarily engaged in the business of acquiring, developing, owning and/or leasing industrial property.  Subject to this subparagraph, this Agreement shall inure to the benefit of and be binding upon the parties’ respective successors and assigns.

(e)                                  Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois in effect on the date hereof.

(f)                                    No Waiver.  No waiver by a party of any provision of this Agreement shall be deemed to be a waiver of any other provision hereof or a waiver of any subsequent breach by a party of the same or any other provision.

(g)                                 Number and Gender.  All personal pronouns used in this Agreement shall include the other genders.  The singular shall include the plural, and the plural the singular, whenever and as often as may be appropriate.

(h)                                 Time.  Time is of the essence of this Agreement and of every provision hereof.

(i)                                     Severability.  Any provision in this Agreement that is unenforceable or invalid in any jurisdiction shall, as to such jurisdiction, be ineffective, but only to the extent of such unenforceability or invalidity of and without affecting the remaining provisions thereof or affecting the operation, enforceability or validity of such provision in any other jurisdiction.

(j)                                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be a fully binding and enforceable agreement against the party signing such counterpart, but all such counterparts together shall constitute but one agreement.

(k)                                  Facsimile Signatures.  The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

(l)                                     Business Day.  The term “business day” shall mean any day other than a Saturday, Sunday or day on which national banks in Chicago, Illinois are closed for business to the public.

(m)                               Limitation of Liability.  No present or future partner, member, director, manager, officer, shareholder, employee, advisor, affiliate or agent of or in Venture or any affiliate of Venture shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and CNT and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Venture’s assets for the payment of any claim or for any performance, and CNT hereby waives any and all such personal liability.  For purposes of this Section 7(m), no negative capital account or any contribution or payment obligation of any partner or member in Venture shall constitute an asset of Venture.  The limitations of liability contained in this Section 7(m) are in addition to, and not in limitation of, any limitation on liability applicable to Venture provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Venture shall also contain the foregoing exculpation.

No present or future partner, member, director, manager, officer, shareholder, employee, advisor, affiliate or agent of or in CNT or any CNT Affiliate shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Venture and its successors and assigns and, without limitation, all other persons and entities, shall look solely to CNT’s assets for the payment of any claim or for any performance, and Venture hereby waives any and all such personal liability.  For purposes of this Section 7(m), no negative capital account or any contribution or payment obligation of any partner or member in CNT shall constitute an asset of CNT.  The limitations of liability contained in this Section 7(m) are in addition to, and not in limitation of, any limitation on liability applicable to CNT provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by CNT shall also contain the foregoing exculpation.

(n)                                 Currency.  All payments and amounts referenced or described in this Agreement shall be deemed to be in the currency of the United States of America.

(o)                                 Facsimile Signatures.  The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

(p)                                 Other Agreements.  CNT and Venture have a business relationship with each other and in connection therewith CNT and Venture have entered into various other agreements as of the date hereof (“Other Agreements”).  A default by either party under any Other Agreement not cured within any applicable cure period shall be deemed to be a default by such party under this Agreement.

(q)                                 No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first above written.

VENTURE:

CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company

By:	/s/ Adrian Harrington
Name: Adrian Harrington
Title: Vice President

ATTEST:

By:	/s/ Adrienne Parkinson
Name: Adrienne Parkinson
Title: Assistant Secretary

CNT:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/	Michael M. Mullen
Name:		Michael M. Mullen
Title:		Chief Executive Officer

By:	/s/	James N. Clewlow
Name:		James N. Clewlow
Title:		Chief Investment Officer